Exhibit 4.1

EXECUTION COPY

THIRD AMENDMENT TO TRANSFER AGREEMENT

This THIRD AMENDMENT TO TRANSFER AGREEMENT, dated as of November 21, 2004 (this “Amendment”), is entered into among: (i) RFS Holding, L.L.C., a Delaware limited liability company (“Seller”); and (ii) GE CAPITAL CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (“Buyer”).

BACKGROUND

1.             Seller and Buyer are parties to the Transfer Agreement, dated as of September 25, 2003, and as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004 and the Second Amendment to Transfer Agreement, dated as of June 17, 2004 (the “Transfer Agreement”).

2.             Buyer and Seller desire to amend the Transfer Agreement as set forth herein.

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.  DEFINITIONS.  As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined, and (b) capitalized terms not so defined shall have the meanings set forth in the Transfer Agreement as amended hereby.

SECTION 2.  AMENDMENT TO TRANSFER AGREEMENT.  The Transfer Agreement shall be amended by adding the following Subsection 2.7(e) immediately following Subsection 2.7(d):

“(e)         Notwithstanding anything to the contrary in Section 2.7, and without satisfying the conditions set forth in Section 2.7(a), the Transferor may designate as Removed Accounts any Accounts relating to the Montgomery Wards or GECAF programs upon satisfaction of the following conditions:

(i)            receipt by the Transferor of the written consent to such removal by Noteholders evidencing not less than a majority of the Outstanding Principal Balance of the Notes;

(ii)           on or prior to the Removal Date, Transferor shall have delivered to Buyer an Account Schedule listing the Removed Accounts;

(iii)          Transferor shall have delivered to Buyer an Officer’s Certificate dated as of the Removal Date to the effect that the Transferor reasonably believes that (A) the removal of all Accounts relating to Montgomery Wards and GECAF will not, based on the facts known to the certifying officer at the time of the certification, then or thereafter cause an Early Amortization Event to occur with respect to any series of Notes, and (B) no selection procedure believed by Transferor to be materially adverse to the interest of Buyer or any of its creditors has been used in removing the Removed Accounts from among any pool of Accounts of a similar type; and

(iv)          the Note Trust Principal Balance in the Removed Accounts shall not exceed the lesser of (A) the excess of the Free Equity Amount over the Minimum Free Equity Amount or (B) the excess of the Note Trust Principal Balance over the Required Principal Balance, all measured as of the end of the most recently ended Monthly Period.

The Removal Notice Date for any removal of Accounts pursuant to this Section 2.7(e) shall be the Removal Date.”

SECTION 3.  EFFECTIVENESS.  This Amendment shall become effective as of the date first written above; provided that (i) Buyer and Seller shall have executed a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied and (iii) the Transferor shall have delivered an Officer’s Certificate to the Issuer certifying that this amendment will not cause an Adverse Effect.

SECTION 4.  BINDING EFFECT; RATIFICATION.  (a)  On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Transfer Agreement and (ii) each reference in the Transfer Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Transfer Agreement, shall mean and be a reference to such Transfer Agreement as amended hereby.

(b)           Except as expressly amended hereby, the Transfer Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.  MISCELLANEOUS. (a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

(b)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective officers thereunto duly authorized as of the date first above written.

RFS HOLDING, L.L.C.

By:	/s/ Daniel C. Janki

Name: Daniel C. Janki

Title: Chief Financial Officer and Principal Financial Officer

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By: General Electric Capital Corporation, not in its
individual capacity but solely as Administrator on behalf of
GE Capital Credit Card Master Note Trust

By:	/s/ Daniel C. Janki

Name: Daniel C. Janki

Title: Vice President

S-1